Our ref: AFS
Your ref:

Interactive Multimedia Auction Corporation	Direct: +1 284 494 6210
Cell: +1 284 5427714
E-mail:
antony.spencer@lyntonspencer.com

7 January 2013

Dear Sirs:

Re:	Common Stock of Interactive Multimedia Auction Corporation, Registered on
Form S-1

We have acted as counsel to Interactive Multimedia Auction Corporation (the “Company”), a company incorporated under the laws of the British Virgin Islands, in connection with the filing, of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of up to 4,700,000 shares of par value US$0.001 par value each for sale by the Company (the “Registered Shares”).

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The written resolutions of the board of directors of the Company dated 31 July 2012 and 31 October 2012 (the "Resolutions").

1.2

A registered agent’s certificate dated 4 December 2012 (the "Registered Agent’s Certificate"), and a register of members dated 10 December 2012 (the “Register of Members”) issued by, the Company’s registered agent,.

1.3

The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 4 January 2013 including:

(a) the Company’s Certificate of Incorporation; and

(b) the Company’s Memorandum and Articles of Association.

1.4	The records of proceedings on file with and available for inspection on 4 January 2013 at the British Virgin Islands High Court Registry (the "High Court Registry").

1.5	A draft copy of the offering prospectus (the ”Prospectus”) pursuant to which the Company offers the registered Shares for sale.

2	ASSUMPTIONS

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent’s Certificate and the Register of M embers. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4

That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.5

The power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the British Virgin Islands) to enter into, execute, deliver and perform their respective obligations under the Transaction Documents.

2.6	The Resolutions remain in full force and effect.

3	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1

The Company is a company limited by shares registered under the BVI Business Companies Act, 2004 (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2

The Registered Shares have been duly authorized by all requisite corporate action and are legally issued, fully paid and non-assessable under British Virgin Islands law, including the statutory provisions, all applicable provisions of the British Virgin Islands Corporations Act and all reported judicial decisions interpreting those laws.

4	QUALIFICATION

This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

FILING CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours faithfully,

/s/ Lynton Spencer

Lynton Spencer